Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

PERSPECTIVE THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Share[2]	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	30,000,000	$0.515	$15,450,000	0.00011020	$1,702.59
Total Offering Amounts					$15,450,000		$1,702.59
Total Fee Offsets							$-
Net Fee Due							$1,702.59

1	Represents shares issuable pursuant to the Perspective Therapeutics, Inc. Amended and Restated 2020 Equity Incentive Plan (the “Amended and Restated Plan”), including any additional shares that may become issuable in accordance with the adjustment provisions of the Amended and Restated Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the Amended and Restated Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

2	Estimated in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low prices of the Registrant’s common stock, as reported by the NYSE American, on August 7, 2023 (which is within five business days prior to the date of filing).